Exhibit 99.1

NEWS RELEASE

Contact:    Investor Relations

708.483.1300 Ext 1331

TreeHouse Foods Successfully Completes Amendment to Credit Agreement

OAK BROOK, Ill. (December 5, 2017) – TreeHouse Foods, Inc. (NYSE: THS) announced today that it has executed an amendment and extension of its existing senior unsecured credit facility, effective December 1, 2017. The amendment and related term loans extend the maturities, tighten pricing and enhance flexibility through the following actions:

•	Resize the revolver from $900 million to $750 million (due 2023), to more closely align with the Company’s liquidity needs; and reduce the revolver fee structure by 10 basis points, to be calculated on the undrawn amount only

•	Increase the maximum leverage ratio in the revolver from 3.50 to 4.00

•	Consolidate three term loans totaling $1.4 billion with a 2021 maturity into a $900 million 5-year Term A loan (due 2023) and a $500 million 7-year Term A loan (due 2025)

•	In total, the prior credit facility had $2.30 billion of credit maturing in 2021, while the amended credit facility has $1.65 billion of credit maturing in 2023 and $500 million of credit maturing in 2025 ($2.15 billion in total)

“We are very pleased with the continued support we have received from our bank group and we value their confidence in our business. As well, we appreciate the affirmation of our BB and Baa2 credit ratings by Standard & Poors and Moody’s respectively,” said Matthew J. Foulston, Executive Vice President and Chief Financial Officer. “The amendment improves the flexibility of our capital allocation plans and supports the execution of TreeHouse 2020.”

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a manufacturer of packaged foods and beverages with a network of manufacturing facilities across the United States, Canada, and Italy that focuses primarily on private label products for both retail grocery and food away from home customers. We manufacture shelf stable, refrigerated, frozen and fresh products, including beverages (single serve beverages, coffees, teas, creamers, powdered beverages, and smoothies); meals (cereal, pasta, macaroni and cheese, and side dishes); baked goods (refrigerated and frozen dough, cookies, and crackers); condiments (pourable and spoonable dressing, dips, pickles, and sauces) and snacks (nuts, trail mix, bars, dried fruits, and vegetables). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic, and preservative free ingredients in many categories. Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers. Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse Foods’ website, http://www.treehousefoods.com.